Exhibit 99.1

Vail Resorts Contacts:
Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2017 Second Quarter Results and Increases Quarterly Dividend by 30%
BROOMFIELD, Colo. - March 10, 2017 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2017 ended January 31, 2017 and provided the Company’s ski season-to-date metrics through March 5, 2017.
Highlights

•
Net income attributable to Vail Resorts, Inc. was $149.2 million for the second fiscal quarter of 2017, an increase of 27.5% compared to net income of $117.0 million for the second fiscal quarter of 2016.

•
Resort Reported EBITDA was $305.2 million for the second fiscal quarter of 2017, which includes the operations of Whistler Blackcomb and $2.1 million of transaction, transition and integration costs associated with the Whistler Blackcomb acquisition. Excluding Whistler Blackcomb operations and transaction, transition and integration costs, Resort Reported EBITDA increased 6.5% compared to the same period in the prior year.

•
The Company updated its fiscal 2017 guidance range and is now expecting Resort Reported EBITDA to be between $577 million and $597 million, including estimated operating results from Whistler Blackcomb as well as an estimated $9 million of related transaction, transition and integration costs.

•
The Company’s Board of Directors approved a 30% increase in the quarterly cash dividend to $1.053 per share from $0.81 per share beginning with the dividend payable on April 13, 2017 to stockholders of record as of March 29, 2017.

•
On February 21, 2017, the Company announced that it entered into an agreement to acquire the mountain operations of Stowe Mountain Resort in Stowe, Vermont. The Company expects the acquisition to close in late spring.

•	On February 24, 2017, the Company announced the 60-year renewal of Whistler Blackcomb’s Master Development Agreements with the Province of British Columbia.

Commenting on the Company’s fiscal 2017 second quarter results, Rob Katz, Chief Executive Officer said, “We are very pleased with our results for the quarter. We had strong results during the holidays and the month of January despite a slower start to the season at our U.S. resorts resulting from below average early season conditions. Including results from Whistler Blackcomb in the second quarter of fiscal 2017, total lift revenue increased 24.5%, driven by a 15.7% growth in visitation and a 7.7% increase in effective ticket price (“ETP”) in the second quarter compared to the prior year. We continue to see robust destination guest spending trends which, along with the addition of Whistler Blackcomb, drove a 25.9% increase in ski school revenue and a 21.5% increase in food and beverage revenue compared to the prior year.”

“Results from Whistler Blackcomb in the second quarter of fiscal 2017 were stronger than our initial expectations and helped to offset the slower start at our U.S. resorts. The resort has benefited from good conditions throughout the season, a low Canadian dollar versus the U.S. dollar and the outstanding brand and guest experience delivered by the Whistler Blackcomb team. Excluding Whistler Blackcomb operations, total lift revenue increased 7.3% and yields improved in each of our ancillary businesses. Park City continues to deliver the strongest growth among our U.S. resorts with increasing visitation and yields in our second season following the transformational investments to combine Park City and Canyons. Our Colorado resorts delivered results that were in line with their record prior year performance despite the slower start to the season, benefiting from robust guest spending and growth in season pass sales. The Tahoe resorts benefited from significant snow storms that, while creating outstanding conditions for the rest of the season, led to road and resort closures during the month of January, primarily during off-peak periods. While U.S. destination visitation was robust, international visitation to our U.S. resorts was down in the second quarter compared to the prior year impacted by the strong U.S. dollar and a notable decline in Mexican visitation. Whistler Blackcomb continues to see strong international visitation. Our results in the second quarter demonstrate the benefit of our growing geographic diversification and the success of our season pass and destination guest focused marketing strategies.”
Regarding the Company’s Lodging segment, Katz said, “Our lodging results were positive for the second fiscal quarter but were adversely impacted by the same poor early season conditions as our mountain results. Revenue (excluding payroll cost reimbursements) increased 4.0% compared to the prior year primarily driven by the addition of Whistler Blackcomb.”
Katz continued, “Resort Reported EBITDA was $305.2 million for the fiscal quarter, an increase of 26.1% compared to the same period in the prior year. Our Resort EBITDA Margin for the fiscal quarter improved 180 basis points over the prior year as we continue to drive strong flow through from our revenue growth and leverage our scale. Given our performance to date and assuming normal conditions through the remainder of the season, we expect Resort Reported EBITDA for fiscal 2017 to be between $577 million and $597 million.”
Regarding the Company’s Real Estate segment, Katz said, “During the fiscal quarter, we closed on one condominium unit at The Ritz-Carlton Residences, Vail and the last two condominium units remaining at One Ski Hill Place in Breckenridge, which is now completely sold-out. Net Real Estate Cash Flow for the second quarter of fiscal 2017 was $3.9 million. Since January 31, 2017, we have closed on two additional units at Ritz-Carlton Residences, Vail, with only one unit remaining to be sold.”
Regarding capital allocation, Katz said, “We remain confident in the strong cash flow generation and stability of our business model, and we are committed to returning capital to our shareholders. We are pleased to announce that the Board of Directors has approved a 30% increase to our quarterly dividend and declared a quarterly cash dividend on Vail Resorts’ common stock of $1.053 per share, payable on April 13, 2017 to stockholders of record on March 29, 2017.” Katz added, “Our balance sheet remains very strong. We ended the fiscal quarter with $140.9 million of cash on hand and our Net Debt, including the capitalized Canyons obligation, was 2.2 times trailing twelve months Total Reported EBITDA, though it is important to note that while this ratio includes our outstanding debt as of January 31, 2017, it only includes Whistler Blackcomb’s EBITDA results from the date of acquisition.”
The Company expects to invest approximately $103 million in its calendar year 2017 capital plan, excluding anticipated investments at Whistler Blackcomb, capital expenditures for U.S. summer related activities and one-time integration capital expenditures at Whistler Blackcomb. The plan includes approximately $65 million of maintenance capital expenditures and a number of high-impact, high ROI discretionary investments. Commenting on the capital plan, Katz said, “At Vail Mountain, we will continue to improve lift capacity at one of the resort's busiest chairlifts by upgrading the Northwoods high speed four person chair (#11) to a new high speed six person chairlift. At Breckenridge, we will be upgrading the Peak 10 Falcon Chair from a four person high speed chair to a six person high speed chair, allowing more guests to experience some of the best intermediate and advanced terrain on the mountain. At Keystone, we will be investing significant capital to continue to enhance the experience at this outstanding family focused resort. We will be upgrading the four person Montezuma chair to a six person high speed chair to improve circulation on the front side of the mountain, and we will be renovating and expanding Labonte's restaurant by 150 indoor seats to increase mountain dining capacity at the fourth most visited resort in the U.S. At Beaver Creek, we will be upgrading the fixed grip two person Drink of Water chair (#5) to a four person high speed chair, increasing the capacity for important beginner and intermediate terrain and, upon completion, all primary chairlifts on Beaver Creek will be high speed. Our capital plan also includes the second phase of a two-year process to revamp our primary websites to a single ‘responsive’ desktop/mobile platform which will be integrated with our data-based and personalized marketing technology and the first phase of a three year plan to completely revamp and modernize RPOS, the primary software platform for all of our resort operations.”
The Company also plans to invest approximately $6 million in calendar year 2017 for Epic Discovery summer activities. This capital will be focused on activity construction at Breckenridge in conjunction with the official launch of Epic Discovery at the resort this summer with more modest spending at Vail and Heavenly.
At Whistler Blackcomb, the Company plans to invest approximately C$23 million (US$17 million) in calendar year 2017 for maintenance and discretionary projects. The plan includes key summer investments for the resort with the expansion of the bike park into the Creekside area, the construction of a signature suspension bridge at the top of Whistler Mountain and other summer amenities that support the already robust summer visitation at the resort. These investments are the first capital projects associated with the Renaissance plan following the renewal of the Master Development Agreements. The Company anticipates that additional spending related to the Renaissance plan will commence in calendar year 2018 and additional details will be provided as the timing of the projects is refined.
Additionally, the Company plans to invest approximately $17 million in capital during calendar year 2017 for the Whistler Blackcomb integration. These investments will allow us to fully integrate Whistler Blackcomb’s systems, marketing and operations, including hardware at the resort, to achieve our anticipated synergies and create the streamlined, centralized approach that is consistent across our network for guests and employees.
Stowe Mountain Resort Acquisition
As previously announced on February 21, 2017, the Company entered into an agreement to acquire the mountain operations of Stowe Mountain Resort in Stowe, Vermont from Mt. Mansfield Company, Inc., a wholly owned subsidiary of American International Group, Inc., for a cash purchase price of $50 million, subject to certain adjustments. At closing, the purchase price will be adjusted for certain agreed upon terms, including a reduction (or increase) in the purchase price by the amount that the resort's EBITDA exceeds capital expenditures for the period from November 1, 2016 through closing of the acquisition. Stowe Mountain Resort is expected to generate incremental annual EBITDA in excess of $5 million in Vail Resorts' fiscal year ending July 31, 2018. The transaction is subject to Vermont administrative review. The Company expects the acquisition to close in late spring.
Whistler Blackcomb Master Development Agreements
As previously announced on February 24, 2017, Whistler Blackcomb’s Master Development Agreements with the Province of British Columbia have been renewed for a 60-year term and the associated Master Plans have also been approved by the Province.

Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the second fiscal quarter ended January 31, 2017 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Total lift revenue increased $70.6 million, or 24.5%, compared to the same period in the prior year, to $358.2 million for the three months ended January 31, 2017, primarily due to incremental revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, total lift revenue increased 7.3% compared to the same period in the prior year.

•
Ski school revenue increased $16.1 million, or 25.9%, for the three months ended January 31, 2017 compared to the same period in the prior year, primarily as a result of incremental Whistler Blackcomb revenue. Excluding Whistler Blackcomb, ski school revenue increased 1.3%.

•
Dining revenue increased $9.6 million, or 21.5%, for the three months ended January 31, 2017, compared to the three months ended January 31, 2016, due to incremental revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, dining revenue decreased 2.5% as a result of delays in the opening of certain on-mountain dining venues at our U.S. resorts which were impacted by poor early ski season conditions.

•
Retail/rental revenue increased $20.3 million, or 19.7%, for the three months ended January 31, 2017 compared to the same period in the prior year, due primarily to incremental retail sales and rental revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, retail/rental revenue decreased 2.0%. The decrease in retail/rental revenue was primarily attributable to lower sales volumes at stores proximate to our Tahoe resorts and in the San Francisco Bay Area as a result of inclement weather and poor early season conditions in the region.

•
Operating expense increased $59.0 million, or 19.9%, for the three months ended January 31, 2017 compared to the three months ended January 31, 2016, primarily due to operating expenses from Whistler Blackcomb and $2.1 million of transaction, transition and integration expenses associated with the Whistler Blackcomb acquisition.

•
Mountain Reported EBITDA increased $62.5 million, or 26.4%, for the fiscal quarter compared to the same period in the prior year. Excluding EBITDA from Whistler Blackcomb operations and transaction, transition and integration expenses of $2.1 million, Mountain Reported EBITDA increased 6.6%.

•	Mountain Reported EBITDA includes $3.7 million of stock-based compensation expense for the three months ended January 31, 2017 compared to $3.3 million in the same period in the prior year.

Lodging Segment

•
Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2017 increased $2.4 million, or 4.0%, as compared to the same period in the prior year, primarily due to incremental revenue from Whistler Blackcomb.

•
For the three months ended January 31, 2017, occupancy decreased 2.3 percentage points and ADR increased 11.8% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•
Lodging Reported EBITDA for the three months ended January 31, 2017 increased $0.7 million, or 12.8%, compared to the same period in the prior year. Excluding EBITDA from Whistler Blackcomb operations, Lodging Reported EBITDA was relatively flat compared to the same period in the prior year with favorability in the Lodging business being offset by the impact of selling the Inn at Keystone on November 17, 2016.

•	Lodging Reported EBITDA includes $0.8 million of stock-based compensation expense for both the three months ended January 31, 2017 and 2016.

Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue increased $124.3 million, or 20.9%, to $720.0 million for the three months ended January 31, 2017 compared to the same period in the prior year, primarily attributable to revenue from Whistler Blackcomb.

•
Resort Reported EBITDA was $305.2 million for the three months ended January 31, 2017, an increase of $63.2 million, or 26.1%, compared to the same period in the prior year. Excluding EBITDA from Whistler Blackcomb and transaction, transition and integration expenses of $2.1 million, Resort Reported EBITDA increased 6.5%.

Real Estate Segment

•	Real Estate segment net revenue for the three months ended January 31, 2017 increased $1.5 million, or 41.6%, as compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $3.9 million for the three months ended January 31, 2017, an increase of $1.7 million from the same period in the prior year.

•	Real Estate Reported EBITDA decreased by $0.3 million, to a loss of $0.6 million for the three months ended January 31, 2017 compared to the same period in the prior year.

Total Performance

•	Total net revenue increased $125.8 million, or 21.0%, to $725.2 million for the three months ended January 31, 2017 as compared to the same period in the prior year.

•
Net income attributable to Vail Resorts, Inc. was $149.2 million, or $3.63 per diluted share, for the second quarter of fiscal 2017 compared to net income attributable to Vail Resorts, Inc. of $117.0 million, or $3.14 per diluted share, in the second fiscal quarter of the prior year.

Season-to-Date Metrics through March 5, 2017
The Company announced ski season-to-date metrics for the comparative periods from the beginning of the ski season through Sunday, March 5, 2017, and for the prior year period through Sunday, March 6, 2016. The reported ski season metrics are for our North American resorts, adjusted as if Whistler Blackcomb was owned in both periods using comparable exchange rates in each applicable period. The metrics exclude results from Perisher and our urban ski areas in both periods. The following data is interim period data and subject to fiscal quarter end review and adjustments.

•
Season-to-date total lift revenue at the Company’s North American mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 6.7% compared to the prior year season-to-date period.

•
Season-to-date ancillary spending increased over the prior year, with ski school revenue up 5.2% and dining revenue up 1.8% at the Company’s North American mountain resorts. Additionally, retail/rental revenue for resort store locations was up 3.2% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s North American mountain resorts were down 4.0% compared to the prior year season to-date period.

Return of Capital
The Company declared a quarterly cash dividend of $1.053 per share of Vail Resorts common stock that will be payable on April 13, 2017 to stockholders of record on March 29, 2017. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on April 13, 2017 to shareholders of record on March 29, 2017. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc.

Outlook

•
Resort Reported EBITDA is expected to be between $577 million and $597 million for fiscal 2017, including estimated operating results from Whistler Blackcomb as well as an estimated $9 million of related transaction, transition and integration costs. The updated outlook for fiscal year 2017 does not include any estimates for the operating results of Stowe Mountain Resort or any related transition or integration expenses. The transaction remains subject to closing, which is anticipated to occur in late spring.

•	Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue) is expected to be approximately 31.2% in fiscal 2017, at the midpoint of our guidance range.

•	Fiscal 2017 Real Estate Reported EBITDA is expected to be between $2 million and $6 million.

•	Net income attributable to Vail Resorts, Inc. is expected to be between $196 million and $222 million in fiscal 2017.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2017, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2017.

	Fiscal 2017 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2017 (5)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$547,000	$565,000
Lodging Reported EBITDA (2)	30,000	32,000
Resort Reported EBITDA (3)	577,000	597,000
Real Estate Reported EBITDA	2,000	6,000
Total Reported EBITDA	579,000	603,000
Depreciation and amortization	(193,000)	(187,000)
Loss on disposal of fixed assets and other, net	(5,000)	(3,000)
Change in fair value of contingent consideration (4)	—	—
Investment income and other, net	6,100	6,500
Interest expense and other, net	(51,000)	(47,000)
Income before provision for income taxes	336,100	372,500
Provision for income taxes	(117,100)	(129,500)
Net income	$219,000	$243,000
Net income attributable to noncontrolling interests	(23,000)	(21,000)
Net income attributable to Vail Resorts, Inc.	$196,000	$222,000

(1) Mountain Reported EBITDA includes approximately $16 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance excludes any change in the fair value of contingent consideration which is based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

(5) Guidance estimates are predicated on an exchange rate of $0.75 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.77 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. Eastern Standard Time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 504-7960 (U.S. and Canada) or (719) 325-2353 (International). A replay of the conference call will be available two hours following the conclusion of the conference call through March 24, 2017, at 12:30 p.m. Eastern Standard Time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International), pass code 7904086. The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate ten world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher in Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements, including our expectations regarding the timing of closing of the Stowe Mountain Resort acquisition, the expected incremental annual EBITDA in fiscal 2018 related to Stowe and our fiscal 2017 performance, including Resort Reported EBITDA, Resort EBITDA margin, Real Estate Reported EBITDA and net income attributable to Vail Resorts, Inc. as well as our expectations regarding calendar year 2017 capital plan, capital expenditures for summer related activities and one-time integration expenditures at Whistler Blackcomb. These statements are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb and Stowe Mountain Resort or future acquisitions; our ability to realize anticipated financial benefits from Park City; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016, which was filed on September 26, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2016, which was filed on December 9, 2016.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.
Reported EBITDA has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2017	2016	2017	2016
Net revenue:
Mountain	$654,099	$532,872	$764,866	$633,805
Lodging	65,884	62,807	133,286	127,093
Real estate	5,215	3,684	5,311	13,032
Total net revenue	725,198	599,363	903,463	773,930
Segment operating expense:
Mountain	355,239	296,256	523,492	447,414
Lodging	59,683	57,311	123,763	118,748
Real estate	5,841	4,617	7,326	13,958
Total segment operating expense	420,763	358,184	654,581	580,120
Other operating (expense) income:
Depreciation and amortization	(49,626)	(40,541)	(90,207)	(79,241)
Gain on sale of real property	—	(1,206)	6,466	1,791
Change in fair value of contingent consideration	(300)	—	(600)	—
Loss on disposal of fixed assets and other, net	(2,231)	632	(2,781)	(2,985)
Income from operations	252,278	200,064	161,760	113,375
Mountain equity investment income (loss), net	157	(61)	989	781
Investment income and other, net	1,148	161	5,671	359
Interest expense and other, net	(9,048)	(10,910)	(21,012)	(21,505)
Income before provision for income taxes	244,535	189,254	147,408	93,010
Provision for income taxes	(84,807)	(72,383)	(51,298)	(35,809)
Net income	159,728	116,871	96,110	57,201
Net (income) loss attributable to noncontrolling interests	(10,549)	111	(9,518)	194
Net income attributable to Vail Resorts, Inc.	$149,179	$116,982	$86,592	$57,395
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$3.72	$3.23	$2.25	$1.58
Diluted net income per share attributable to Vail Resorts, Inc.	$3.63	$3.14	$2.19	$1.54
Cash dividends declared per share	$0.81	$0.6225	$1.62	$1.245
Weighted average shares outstanding:
Basic	40,050	36,246	38,442	36,359
Diluted	41,107	37,256	39,529	37,358
Other Data:
Mountain Reported EBITDA	$299,017	$236,555	$242,363	$187,172
Lodging Reported EBITDA	6,201	5,496	9,523	8,345
Resort Reported EBITDA	305,218	242,051	251,886	195,517
Real Estate Reported EBITDA	(626)	(301)	4,451	865
Total Reported EBITDA	$304,592	$241,750	$256,337	$196,382
Mountain stock-based compensation	$3,691	$3,331	$7,547	$6,711
Lodging stock-based compensation	817	783	1,606	1,530
Resort stock-based compensation	4,508	4,114	9,153	8,241
Real Estate stock-based compensation	66	186	(2)	149
Total stock-based compensation	$4,574	$4,300	$9,151	$8,390

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
Net Mountain revenue:
Lift	$358,251	$287,685	24.5%	$379,677	$307,838	23.3%
Ski school	78,119	62,040	25.9%	81,970	65,424	25.3%
Dining	54,366	44,738	21.5%	67,734	57,093	18.6%
Retail/rental	123,233	102,975	19.7%	159,712	135,364	18.0%
Other	40,130	35,434	13.3%	75,773	68,086	11.3%
Total Mountain net revenue	654,099	532,872	22.7%	764,866	633,805	20.7%
Mountain operating expense:
Labor and labor-related benefits	136,531	$114,794	18.9%	194,213	166,593	16.6%
Retail cost of sales	44,984	38,262	17.6%	63,388	54,741	15.8%
Resort related fees	34,722	28,452	22.0%	37,066	30,344	22.2%
General and administrative	60,470	50,030	20.9%	102,454	88,629	15.6%
Other	78,532	64,718	21.3%	126,371	107,107	18.0%
Total Mountain operating expense	355,239	296,256	19.9%	523,492	$447,414	17.0%
Mountain equity investment (loss) income, net	157	(61)	357.4%	989	781	26.6%
Mountain Reported EBITDA	$299,017	$236,555	26.4%	$242,363	$187,172	29.5%

Total skier visits	5,299	4,581	15.7%	5,728	5,016	14.2%
ETP	$67.61	$62.80	7.7%	$66.28	$61.37	8.0%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,002	$12,045	(0.4)%	$30,065	$29,351	2.4%
Managed condominium rooms	22,989	21,063	9.1%	31,510	29,310	7.5%
Dining	8,723	8,841	(1.3)%	24,060	23,882	0.7%
Transportation	8,344	8,293	0.6%	10,817	10,613	1.9%
Golf	—	—	nm	8,729	8,502	2.7%
Other	9,976	9,425	5.8%	21,178	19,595	8.1%
	62,034	59,667	4.0%	126,359	121,253	4.2%
Payroll cost reimbursements	3,850	3,140	22.6%	6,927	5,840	18.6%
Total Lodging net revenue	65,884	62,807	4.9%	133,286	127,093	4.9%
Lodging operating expense:
Labor and labor-related benefits	27,434	27,026	1.5%	57,311	55,721	2.9%
General and administrative	10,748	9,410	14.2%	19,512	17,379	12.3%
Other	17,651	17,735	(0.5)%	40,013	39,808	0.5%
	55,833	54,171	3.1%	116,836	112,908	3.5%
Reimbursed payroll costs	3,850	3,140	22.6%	6,927	5,840	18.6%
Total Lodging operating expense	59,683	57,311	4.1%	123,763	118,748	4.2%
Lodging Reported EBITDA	$6,201	$5,496	12.8%	$9,523	$8,345	14.1%

Owned hotel statistics:
ADR	$289.03	$255.44	13.1%	$240.20	$219.94	9.2%
RevPAR	$181.82	$161.66	12.5%	$157.56	$143.94	9.5%
Managed condominium statistics:
ADR	$442.05	$403.76	9.5%	$350.56	$316.44	10.8%
RevPAR	$167.14	$159.75	4.6%	$109.92	$101.59	8.2%
Owned hotel and managed condominium statistics (combined):
ADR	$395.58	$353.96	11.8%	$301.52	$272.20	10.8%
RevPAR	$170.19	$160.21	6.2%	$123.10	$114.02	8.0%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2017	2016
Real estate held for sale and investment	$112,633	$117,999
Total Vail Resorts, Inc. stockholders’ equity	1,477,903	840,607
Long-term debt	1,216,721	680,002
Long-term debt due within one year	38,379	13,340
Total debt	1,255,100	693,342
Less: cash and cash equivalents	140,909	45,368
Net debt	$1,114,191	$647,974

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures
Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and six months ended January 31, 2017 and 2016.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2017	2016	2017	2016
Mountain Reported EBITDA	$299,017	$236,555	$242,363	$187,172
Lodging Reported EBITDA	6,201	5,496	9,523	8,345
Resort Reported EBITDA*	305,218	242,051	251,886	195,517
Real Estate Reported EBITDA	(626)	(301)	4,451	865
Total Reported EBITDA	304,592	241,750	256,337	196,382
Depreciation and amortization	(49,626)	(40,541)	(90,207)	(79,241)
Loss on disposal of fixed assets and other, net	(2,231)	(1,206)	(2,781)	(2,985)
Change in fair value of contingent consideration	(300)	—	(600)	—
Investment income and other, net	1,148	161	5,671	359
Interest expense and other, net	(9,048)	(10,910)	(21,012)	(21,505)
Income before provision for income taxes	244,535	189,254	147,408	93,010
Provision for income taxes	(84,807)	(72,383)	(51,298)	(35,809)
Net income	159,728	116,871	96,110	57,201
Net (income) loss attributable to noncontrolling interests	(10,549)	111	(9,518)	194
Net income attributable to Vail Resorts, Inc.	$149,179	$116,982	$86,592	$57,395

* Resort represents the sum of Mountain and Lodging

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for the three months ended January 31, 2017 and 2016.

	(In thousands) (Unaudited) Three Months Ended January 31, 2017	(In thousands) (Unaudited) Three Months Ended January 31, 2016
Resort net revenue*	$719,983	$595,679
Resort Reported EBITDA*	$305,218	$242,051
Resort EBITDA margin	42.4%	40.6%

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2017.

(In thousands) (Unaudited)
Twelve Months Ended January 31, 2017
Mountain Reported EBITDA	$479,606
Lodging Reported EBITDA	29,347
Resort Reported EBITDA*	508,953
Real Estate Reported EBITDA	6,370
Total Reported EBITDA	515,323
Depreciation and amortization	(172,454)
Loss on disposal of fixed assets and other, net	(5,214)
Change in fair value of contingent consideration	(4,800)
Investment income and other, net	6,035
Interest expense and other, net	(41,873)
Income before provision for income taxes	297,017
Provision for income taxes	(108,654)
Net income	188,363
Net income attributable to noncontrolling interests	(9,412)
Net income attributable to Vail Resorts, Inc.	$178,951

* Resort represents the sum of Mountain and Lodging
`

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2017.

	In thousands) (Unaudited) (As of January 31, 2017)
Long-term debt	$1,216,721
Long-term debt due within one year	38,379
Total debt	1,255,100
Less: cash and cash equivalents	140,909
Net debt	$1,114,191
Net debt to Total Reported EBITDA	2.2	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended January 31, 2017 and 2016.

	(In thousands) (Unaudited) Three Months Ended January 31,		(In thousands) (Unaudited) Six Months Ended January 31,
	2017	2016	2017	2016
Real Estate Reported EBITDA	$(626)	$(301)	$4,451	$865
Non-cash Real Estate cost of sales	4,203	2,504	4,203	9,444
Non-cash Real Estate stock-based compensation	65	186	(3)	149
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	239	(212)	1,820	1,712
Net Real Estate Cash Flow	$3,881	$2,177	$10,471	$12,170

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2017 guidance.

(In thousands) (Unaudited) Fiscal 2017 Guidance (2)
Resort net revenue (1)	$1,880,000
Resort Reported EBITDA (1)	$587,000
Resort EBITDA margin	31.2%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance